Exhibit 99.1

Orthofix International Announces

2nd Quarter Results

Adjusted Earnings per diluted share up 27% to $0.69; GAAP Earnings per diluted share down 6% including specified items to $0.54 per diluted share

Lewisville, TX, July 28, 2011 — Orthofix International N.V. (NASDAQ:OFIX) today announced its results for the second quarter ended June 30, 2011.

Reported net sales were $143.6 million, reported net income was $10.0 million, or $0.54 per diluted share, and adjusted net income was $12.8 million, or $0.69 per diluted share, for the second quarter ended June 30, 2011.

Robert Vaters, President and Chief Executive Officer Elect, commented, “The investments and focus in Spinal Implants and Biologics, as well as renewed efforts and added capabilities in Sports Medicine have produced solid results. Although I am encouraged by quarterly sequential growth in stimulation we continue to face challenges in this franchise.” Mr. Vaters further added, “We are driving earnings improvement by delivering operating margin expansion and are benefiting from lower financing costs.”

Sales Performance

Reported net sales were $143.6 million in the second quarter of 2011, up slightly from $142.8 million in the second quarter of the prior year. Foreign currency positively impacted the second quarter net sales by approximately $3.0 million. Revenues from our strategic products were up 2% on a reported basis and flat on a constant currency basis when compared to the prior year.

Exhibit 99.1

External net sales by market sector

	Three Months Ended June 30,
(USD in millions)	2011	2010	Reported Growth	Constant Currency Growth
Spine products
Implants and Biologics	$36.9	$33.7	9%	9%
Stimulation	39.7	45.0	-12%	-12%

Total Spine products	76.5	78.6	-3%	-3%
Orthopedics products	40.1	37.4	7%	0%
Sports Medicine products	25.2	23.1	9%	8%

Total Strategic products	141.9	139.2	2%	0%
Divested products	1.7	3.6	-53%	-53%

Total net sales	$143.6	$142.8	0%	-2%

Note: Some calculations may be impacted by rounding. The Divested products line above includes sales from the divested vascular business of $1.7 million and $1.6 million in the second quarter of 2011 and 2010, respectively and sales from the exited anesthesia product line of $2.0 million in the second quarter of 2010.

Second quarter sales performance in our spine market sector included a 9% increase in implants and biologics revenue. The stimulation products used in spine applications decreased 12% primarily as a result of the disruption from the ongoing industry wide investigation of the bone growth stimulation business along with continued reimbursement challenges affecting the number of surgeries. Second quarter net sales in the Company’s total spine market sector were down 3% to $76.5 million.

Second quarter net sales in the Company’s orthopedics market sector were $40.1 million for the second quarter of 2011, which reflects a 7% reported increase, but remained flat on a constant currency basis compared to the prior year. This market sector was led by hardware and the increased use of Trinity® Evolution™ in orthopedic applications but was offset by the reduction in stimulation products used in long-bone applications.

Second quarter net sales in the Company’s sports medicine market sector were $25.2 million, up 8% on a constant currency basis compared to the same period of the prior year. The second quarter of 2011 includes revenue from a recently acquired billing capability that was acquired during the first quarter of 2011.

Exhibit 99.1

Earnings Performance

Reported net income for the second quarter was $10.0 million and net income per diluted share was $0.54. During the second quarter of 2011, the Company recorded $3.5 million ($2.7 million net of tax), or ($0.15) per diluted share, of senior management succession and restructuring charges.

Excluding certain items summarized in the table below, adjusted net income in the second quarter of 2011 was $12.8 million, or $0.69 per diluted share, an increase of 27% per diluted share compared with $0.54 per diluted share in the second quarter of the prior year.

The following table reconciles reported net income and net income per diluted share to adjusted net income and adjusted net income per diluted share for the quarters ended June 30, 2011 and 2010:

Second Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share

	Q2 2011		Q2 2010		% Change
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS
Reported GAAP net income and net income per diluted share	$9,958	$0.54	$10,232	$0.57	-3%	-6%

Specified Items:

Foreign exchange loss (income)	135		(121)
Gain on interest rate swap	—		(554)
Divested vascular business	—		190
Succession and restructuring charges	2,738		—

Adjusted net income and adjusted net income per diluted share	$12,831	$0.69	$9,747	$0.54	32%	27%

Shares used to calculate EPS (in thousands)		18,541		17,893

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating income to adjusted operating income for the quarters ended June 30, 2011 and 2010:

Second Quarter Adjusted Operating Income

	Q2 2011		Q2 2010
	($000’s)	% of Sales	($000’s)	% of Sales
Reported GAAP operating income	$18,571	12.9%	$21,210	14.8%

Specified Items:

Divested vascular business	—		211
Succession and restructuring charges	3,505		—

Adjusted operating income	$22,076	15.4%	$21,421	15.0%

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

Exhibit 99.1

The second quarter reported and adjusted results for 2011 also included approximately $2.0 million ($1.2 million net of tax) or $0.06 per diluted share of additional product liability insurance costs and approximately $1.6 million ($1.0 million net of tax ) or $0.05 per diluted share of legal expenses associated with the DOJ investigation of the bone growth stimulation industry and the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act at its distribution subsidiary in Mexico.

2011 Outlook Update

The Company is reiterating its net sales guidance, which is expected to be between $580-590 million for the full year 2011. Including the six month year-to-date specified items, reported net income for 2011 is expected to be between a loss of ($0.09) to income of $0.01 per diluted share. Adjusted net income for 2011 is expected to be between $2.60 — $2.70 per diluted share.

Reported and Adjusted EPS — 2011 Outlook

Reported GAAP EPS Range	$(0.09)	–	$0.01

Specified Items:

Charges related to U.S. Government inquiries	$2.53
Succession and restructuring charges	$0.14
Foreign exchange loss	$0.02

Adjusted EPS Range	$2.60	–	$2.70

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the second quarter of 2011. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 87421. A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 87421. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical products for the spine, orthopedics, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all

Exhibit 99.1

ages helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children, and the Cleveland Clinical Foundation. For more information about Orthofix, please visit http://www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation relating to our bone growth stimulation business and the possible violations of the FCPA by our former Mexican orthopedic distribution entity), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or

Exhibit 99.1

findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

-     Financial tables follow     -

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$143,551	$142,845	$282,716	$281,668
Cost of sales	34,693	34,087	68,054	66,781

Gross profit	108,858	108,758	214,662	214,887

Operating expenses
Sales and marketing	58,199	57,185	113,797	113,475
General and administrative	23,949	20,372	46,909	41,841
Research and development	6,766	8,370	12,818	15,898
Amortization of intangible assets	1,373	1,410	2,628	2,857
Net gain on sale of vascular operations	—	211	—	(12,339)
Charges related to U.S. Government inquiries	—	—	46,000	—

	90,287	87,548	222,152	161,732

Operating income (loss)	18,571	21,210	(7,490)	53,155
Other income and expense
Interest expense, net	(2,198)	(5,445)	(4,614)	(11,290)
Other income (expense), net	(312)	100	(1,385)	(231)
Gain on interest rate swap	—	909	—	1,254

Other expense, net	(2,510)	(4,436)	(5,999)	(10,267)

Income (loss) before income taxes	16,061	16,774	(13,489)	42,888
Income tax expense	(6,103)	(6,542)	(12,354)	(15,164)

Net income (loss)	$9,958	$10,232	$(25,843)	$27,724

Net income (loss) per common share — basic	$0.55	$0.58	$(1.43)	$1.58
Net income (loss) per common share — diluted	$0.54	$0.57	$(1.43)	$1.56
Weighted average number of common	18,110,607	17,579,221	18,024,913	17,534,456
shares outstanding — basic
Weighted average number of common shares outstanding—diluted	18,541,220	17,892,886	18,024,913	17,825,604

Note: Share amounts used to calculate basic and diluted net loss per common share for the six months ended June 30, 2011 are the same because the effect of including common stock equivalents would be anti-dilutive.

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$27,485	$13,561
Restricted cash	25,255	22,944
Trade accounts receivable, net	139,243	134,184
Inventories, net	97,981	84,589
Deferred income taxes	20,044	17,422
Prepaid expenses and other current assets	36,092	39,060

Total current assets	346,100	311,760
Property, plant and equipment, net	49,205	45,535
Patents and other intangible assets, net	40,252	41,457
Goodwill	181,633	176,497
Deferred taxes and other long-term assets	29,836	28,740

Total assets	$647,026	$603,989

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$2,387	$3,812
Current portion of long-term debt	12,500	7,500
Trade accounts payable	18,443	19,796
Accrued charges related to U.S. Government inquiries	46,000	—
Other current liabilities	53,881	52,418

Total current liabilities	133,211	83,526
Long-term debt	201,195	208,695
Deferred income taxes	7,539	8,102
Other long-term liabilities	7,171	2,775

Total liabilities	349,116	303,098

Shareholders’ equity:
Common shares	1,824	1,772
Additional paid-in capital	213,287	195,402
Retained earnings	72,484	98,327
Accumulated other comprehensive income	10,315	5,390

Total shareholders’ equity	297,910	300,891

Total liabilities and shareholders’ equity	$647,026	$603,989

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(25,843)	$27,724
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,324	10,345
Net gain on sale of vascular operations	—	(12,339)
Other non-cash adjustments	7,952	8,759
Change in operating assets and liabilities:
Charges related to U.S. Government inquiries	46,000	—
Changes in working capital	(16,030)	(14,941)

Net cash provided by operating activities	23,403	19,548
Cash flows from investing activities:
Capital expenditures	(11,298)	(11,881)
Payment made in connection with acquisition	(5,250)	—
Net proceeds from sale of assets, principally vascular operations	—	24,215

Net cash (used in) provided by investing activities	(16,548)	12,334
Cash flows from financing activities:
Net proceeds from issuance of common shares	13,453	5,996
Repayments of long-term debt	(2,500)	(25,656)
Payment of refinancing fees	(758)	—
Proceeds from (repayments of) bank borrowings, net	(1,653)	1,023
Restricted cash *	(2,285)	(7,757)
Cash payment for purchase of minority interest in subsidiary	(517)	—
Tax benefit on non-qualified stock options	1,004	1,792

Net cash provided by (used in) financing activities	6,744	(24,602)

Effect of exchange rate changes on cash	325	(914)

Net increase in cash and cash equivalents	13,924	6,366
Cash and cash equivalents at the beginning of period	13,561	13,328

Cash and cash equivalents at the end of period	$27,485	$19,694

* - The Company has reclassified its restricted cash from operating activities to financing activities for the periods ended June 30, 2011 and 2010. The Company deemed this as the more appropriate disclosure since the cash is restricted for use by only those parties included in the Credit Facilities.

Exhibit 99.1

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net sales, net (loss) income and net (loss) income per diluted share, operating (loss) income and effective tax rate calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share” and “Adjusted Operating Income” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net (loss) income and net (loss) income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note: The reconciling items were tax affected in the current period at the prevailing rate within the respective jurisdictions.

•

Foreign exchange loss (income) — due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•

Gain on interest rate swap — the change in the fair market value of the Company’s interest rate swap that required mark-to-market accounting through the income statement due to its ineffectiveness. The Company paid off the swap approximately one year early in Q2 10.

•

Divested vascular business — represents the Company’s sale of its vascular business during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•	Succession and restructuring charge — In 2011 these costs relate to the cessation of employment of the Company’s Chief Executive Officer and certain other employees.

Exhibit 99.1

Adjusted Operating Income Reconciling Items

•

Divested vascular business — represents the Company’s sale of its vascular business during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•	Succession and restructuring charge — In 2011 these costs relate to the cessation of employment of the Company’s Chief Executive Officer and certain other employees.

Adjusted Consolidated EBITDA

	Q2 2011	TTM 6/30/11
	($000’s)	($000’s)
Net Income (Loss)	$9,958	$(9,360)

Depreciation and amortization	5,985	23,501
Interest expense	1,838	9,599
Loss on refinancing of senior secured term loan	—	550
Tax expense	6,103	25,380
Share-based compensation	2,488	6,686
Divested vascular business	—	320
Other non-cash items	611	2,176
Charges related to U.S. Government inquiries	—	50,000

Adjusted Consolidated EBITDA	$26,983	$108,852

NOTE: Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010, as amended. The credit agreement was filed as Exhibit 10.1 to Company’s current report on Form 8-K filed on August 31, 2010 and the amendment was filed on Form 8-K on May 5, 2011. These documents can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•	Depreciation and amortization — non-cash depreciation and amortization expenses.

•	Interest expense — interest expense related to outstanding debt.

•	Loss on refinancing of senior secured term loan — the write-off of the remaining capitalized debt issuance costs associated with the Company’s prior credit facility.

•	Tax expense — income tax expenses incurred by the Company.

•	Share-based compensation — non-cash equity compensation expenses.

•

Divested vascular business — represents the Company’s sale of its vascular business during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•	Other non-cash items — certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

•	Charges related to settlements of U.S. Government inquiries — charges associated with the potential settlement of the DOJ investigation of the Company’s bone growth stimulation business,

Exhibit 99.1

including the first quarter 2011 legal fees related to this matter incurred by the Company, and the Company’s internal investigation into compliance with the FCPA at its orthopedic distribution entity in Mexico.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures

Exhibit 99.1

also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Contact:             Brian McCollum, Chief Financial Officer

                             brianmccollum@orthofix.com

                             (214) 937-2927

Source: Orthofix International N.V.